ARTICLES OF AMENDMENT
                                       OF
                          INNOVATIVE COATINGS CORPORATION
     The Articles of Incorporation of INNOVATIVE COATINGS CORPORATION, originally flied with the Secretary Of State, State of Georgia, on August 6,1997, are hereby amended as follows:
1.
     The Amendment adopted by the Corporation is as follows:
     Article V of the Articles of Incorporation is hereby deleted in its entirety and replaced in its entirety with a new Article V as follows:
     The total number of shares of stock which the Corporation is authorized to issue is 20,000,000 shares of capital stock, of which 15,000,000 shares shall be designated as Common Stock, at $.01 par value per share and 5,000,O00 shares shall be designated as Preferred Stock, at $.01 par value per share.
     The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of preferred stock are as follows:
     Preferred Stock.
     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and term conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to issuance of such Preferred Stock prior to the issuance of any shares of such series.
     The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without Shareholder action to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other, voting powers, restrictions, limitations as to dividends. qualifications or terms and conditions of redemption relating to the shares of such series. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of holders of the Common Stock of the Corporation to vote one vote per share, on all matters submitted for shareholder action. The authority Of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:
     i.   The annual dividend rate, if any, on shares of such Series the
times                   of payment and the date from which dividends
shall be accumulated, if dividends are to be cumulative;
    ii. whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;
   iii. the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;
    iv. whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;
     v. whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;
    vi. the rights of the shares of stock series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and
   vii. any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.
   The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.
II.
     Article X regarding preemptive rights as deleted in its entirety.
III.
     The aforesaid Amendment was adopted by the Board of Directors/Shareholders on June 8, 1998, in accordance with Section 14-2-1003 of the Georgia Business Corporation Code.
IV.
     The remainder of the Articles of Incorporation shall remain unchanged and in full force and effect.
     IN WITNESS THEREOF, INNOVATIVE COATINGS CORPORATION has caused these Articles of Amendment to be executed and its corporate seal to be affixed and has caused the foregoing to be attested effective on June 8, 1998.
                                          INNOVATE COATINGS CORPORATION
                                          BY:  /s/ Jerry S. Phillips
                                               JERRY S. PHILLIPS, CEO
ATTEST:
/s/ John C. Thomas, Jr.
JOHN C. THOMAS, JR.,
Assistant Secretary
(CORPORATE SEAL)